Exhibit 99.1

Contact:	Mike Cockrell Treasurer & Chief Financial Officer (601) 649-4030

SANDERSON FARMS, INC. REPORTS

RESULTS FOR SECOND QUARTER OF FISCAL 2019

LAUREL, Miss. (May 30, 2019) — Sanderson Farms, Inc. (NASDAQ: SAFM) today reported results for its second fiscal quarter and six months ended April 30, 2019.

Net sales for the second quarter of fiscal 2019 were $845.2 million compared with $813.5 million for the same period a year ago. For the quarter, net income was $40.6 million, or $1.83 per share, compared with net income of $41.9 million, or $1.84 per share, for the second quarter of fiscal 2018.

Net sales for the first six months of fiscal 2019 were $1,588.6 million compared with $1,585.4 million for the same period of fiscal 2018. Net income for the first half of the fiscal year totaled $22.8 million, or $1.03 per share, compared with net income of $93.2 million, or $4.08 per share, for the first six months of fiscal 2018.

“Financial results for our second quarter of fiscal 2019 reflect higher feed costs per pound, continued favorable demand for poultry products from retail grocery store customers and a favorable export environment,” said Joe F. Sanderson, Jr., chairman and chief executive officer of Sanderson Farms, Inc. “While market prices for boneless breast meat produced at our plants that target food service customers remained below historical averages for the period and averaged 2.4 percent below last year’s second fiscal quarter, they improved significantly compared to market prices during our first fiscal quarter of 2019. Market prices for jumbo wings reflected strong seasonal demand during the quarter, and values have held up well in May. Our average sales price per pound of fresh and frozen poultry increased 3.5 percent during the second quarter of this fiscal year compared with the same period last year and were higher by 0.6 percent through the first half of this fiscal year compared to the first half of last year.

“Lower volumes of fresh and frozen chicken processed and sold during the second fiscal quarter compared to last year’s second quarter reflect scheduled down days at four plants to install new equipment, and lower live weights at our Hammond, Louisiana plant,” added Sanderson. “Hammond was also down a week to allow bird weights to move back to weights that target the needs of food service customers. The lower volume at these plants, when combined with inefficiencies inherent in lower volumes during the startup of our new Tyler, Texas poultry complex, contributed just over two cents per pound to the three and one half cent per pound increase in non-feed related cost of goods sold during this year’s second fiscal quarter compared to the same period last year.”

According to Sanderson, overall market prices for chicken products sold to retail grocery store customers remained relatively strong during the second quarter and continued to reflect good demand. Compared with the second fiscal quarter of 2018, quoted boneless breast meat market prices were approximately 2.4 percent lower, the average market price for bulk leg quarters decreased approximately 7.0 percent, and jumbo wing market prices were higher by 32.7 percent. Market prices for chicken breast tenders averaged 4.4 percent higher than a year ago. The Company’s average feed costs per pound of poultry products processed increased by 3.0 percent when compared with the second quarter of fiscal 2018, while prices paid for corn and soybean meal, the Company’s primary feed ingredients, increased 4.9 percent and decreased 11.6 percent, respectively, compared with the second quarter of fiscal 2018.

Sanderson Farms Reports Results for Second Quarter Fiscal 2019

May 30, 2019

“Looking ahead to the second half of the fiscal year, we continue to expect prices paid for grain to be lower for the year compared to fiscal 2018,” added Sanderson. “While there are ample supplies of both corn and soybeans worldwide, a slow start to the United States planting season for 2019 corn and soybean crops due to the cold, wet spring in the United States grain belt has put upward pressure on market prices. Planting progress for corn stands at 58 percent this week, which is below the five-year average of 90 percent. Only 29 percent of the soy bean crop has been planted, versus a five-year average of 66 percent.

“With respect to chicken production numbers, the USDA reports that the United States broiler breeder flock is approximately 1.0 percent larger than a year ago, but the agency also reports that egg production, hatch rates and livability continue to trend below historical averages. The current USDA forecast is for United States broiler production during calendar year 2019 to increase approximately 0.9 percent over calendar year 2018 and that forecast seems reasonable. We expect our production during our third and fourth fiscal quarters of 2019 to be up 6.0 percent and 7.5 percent, respectively, compared to the same quarters of fiscal 2018,” added Sanderson.

Sanderson Farms announced on May 23, 2019 that, effective June 2, 2019, hourly wages for all hourly employees at the Company will be raised by at least $1.00 per hour, so that all employees who have worked for the Company for at least 90 days will earn at least $15.00 per hour. Hourly rates for truck drivers, hourly maintenance employees and upgraded positions will increase by more than $1.00 per hour. This decision reflects, in part, the Company’s efforts to continue to recruit and retain the best employee base possible. The Company already pays 75 percent of the cost of health insurance for employees and their families and offers a generous retirement package.

“We believe these hourly rate increases, when combined with other benefits, will allow the Company to remain very competitive in an economic climate where employees have more choices available to them. We also estimate that the costs of this increase can be offset with increased efficiencies, by reaching our target plant yields and by achieving our target live weights,” Sanderson concluded.

Sanderson Farms will hold a conference call to discuss this press release today, May 30, 2019, at 10:00 a.m. Central, 11:00 a.m. Eastern. Investors will have the opportunity to listen to a live internet broadcast of the conference call through the Company’s website at www.sandersonfarms.com. To listen to the live call, please go to the website at least 15 minutes early to register and download and install any necessary audio software. For those who cannot listen to the live broadcast, an internet replay will be available shortly after the call and continue through June 30, 2019. You may listen and participate in the call by dialing 866-575-6539, confirmation code 7948391.

Sanderson Farms, Inc. is engaged in the production, processing, marketing and distribution of fresh, frozen and minimally prepared chicken. Its shares trade on the NASDAQ Global Select Market under the symbol SAFM.

This press release includes forward-looking statements within the meaning of the “safe harbor” provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are based on a number of assumptions about future events and are subject to various risks, uncertainties and other factors that may cause actual results to differ materially from the views, beliefs, projections and estimates expressed in such statements. These risks, uncertainties and other factors include, but are not limited to, those discussed under “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended October 31, 2018 and the following:

(1) Changes in the market price for the Company’s finished products and feed grains, both of which may fluctuate substantially and exhibit cyclical characteristics typically associated with commodity markets.

Sanderson Farms Reports Results for Second Quarter Fiscal 2019

May 30, 2019

(2) Changes in economic and business conditions, monetary and fiscal policies or the amount of growth, stagnation or recession in the global or U.S. economies, any of which may affect the value of inventories, the collectability of accounts receivable or the financial integrity of customers, and the ability of the end user or consumer to afford protein.

(3) Changes in the political or economic climate, trade policies, laws and regulations or the domestic poultry industry of countries to which the Company or other companies in the poultry industry ship product, and other changes that might limit the Company’s or the industry’s access to foreign markets.

(4) Changes in laws, regulations, and other activities in government agencies and similar organizations applicable to the Company and the poultry industry and changes in laws, regulations and other activities in government agencies and similar organizations related to food safety.

(5) Various inventory risks due to changes in market conditions, including, but not limited to, the risk that net realizable values of live and processed poultry inventories might be lower than the cost of such inventories, requiring a downward adjustment to record the value of such inventories at the lower of cost or net realizable value as required by generally accepted accounting principles.

(6) Changes in and effects of competition, which is significant in all markets in which the Company competes, and the effectiveness of marketing and advertising programs. The Company competes with regional and national firms, some of which have greater financial and marketing resources than the Company.

(7) Changes in accounting policies and practices adopted voluntarily by the Company or required to be adopted by accounting principles generally accepted in the United States.

(8) Disease outbreaks affecting the production, performance and/or marketability of the Company’s poultry products, or the contamination of its products.

(9) Changes in the availability and cost of labor and growers.

(10) The loss of any of the Company’s major customers.

(11) Inclement weather that could hurt Company flocks or otherwise adversely affect the Company’s operations, or changes in global weather patterns that could affect the supply and price of feed grains.

(12) Failure to respond to changing consumer preferences and negative or competitive media campaigns.

(13) Failure to successfully and efficiently start up and run a new plant or integrate any business the Company might acquire.

(14) Unfavorable results from currently pending litigation and proceedings or litigation and proceedings that could arise in the future.

Readers are cautioned not to place undue reliance on forward-looking statements made by or on behalf of Sanderson Farms. Each such statement speaks only as of the day it was made. The Company undertakes no obligation to update or to revise any forward-looking statements. The factors described above cannot be controlled by the Company. When used in this press release or in the related conference call, the words “believes,” “estimates,” “plans,” “expects,” “should,” “could,” “outlook,” and “anticipates” and similar expressions as they relate to the Company or its management are intended to identify forward-looking statements. Examples of forward-looking statements include statements of the Company’s belief about future production levels, commodity market conditions, grain prices, supply and demand factors, growth plans and other industry conditions.

Sanderson Farms Reports Results for Second Quarter Fiscal 2019

May 30, 2019

SANDERSON FARMS, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands, except per share amounts)

	Three Months Ended April 30,		Six Months Ended April 30,
	2019	2018	2019	2018
Net sales	$845,229	$813,474	$1,588,617	$1,585,422
Cost and expenses:
Cost of sales	740,833	703,410	1,449,233	1,405,511
Selling, general and administrative	49,230	55,037	107,765	107,612

	790,063	758,447	1,556,998	1,513,123

Operating income	55,166	55,027	31,619	72,299
Other income (expense)
Interest income	—	905	—	1,324
Interest expense	(1,173)	(506)	(1,682)	(1,029)
Other	2	4	2	6

	(1,171)	403	(1,680)	301

Income before income taxes	53,995	55,430	29,939	72,600
Income tax expense (benefit)	13,359	13,482	7,136	(20,554)

Net income	$40,636	$41,948	$22,803	$93,154

Earnings per share:
Basic	$1.83	$1.84	$1.03	$4.08

Diluted	$1.83	$1.84	$1.03	$4.08

Dividends per share	$0.32	$0.32	$0.64	$0.64

Sanderson Farms Reports Results for Second Quarter Fiscal 2019

May 30, 2019

SANDERSON FARMS, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(In thousands)

	April 30, 2019	October 31, 2018
	(unaudited)	(1)
Assets
Current assets:
Cash and cash equivalents	$96,938	$121,193
Accounts receivable, net	126,889	121,932
Receivable from insurance companies	5,983	7,094
Inventories	285,473	240,056
Refundable income taxes	5,611	32,974
Prepaid expenses and other current assets	52,250	43,240

Total current assets	573,144	566,489
Property, plant and equipment	2,091,324	1,961,497
Less accumulated depreciation	(923,947)	(873,909)

	1,167,377	1,087,588
Other assets	7,211	5,363

Total assets	$1,747,732	$1,659,440

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$98,451	$128,936
Dividends payable	7,089	—
Accrued expenses	61,932	69,953

Total current liabilities	167,472	198,889
Long-term debt	100,000	—
Claims payable and other liabilities	10,056	9,865
Deferred income taxes	69,492	62,793
Commitments and contingencies
Stockholders’ equity:
Common stock	22,154	22,100
Paid-in capital	85,409	81,269
Retained earnings	1,293,149	1,284,524

Total stockholders’ equity	1,400,712	1,387,893

Total liabilities and stockholders’ equity	$1,747,732	$1,659,440

(1)

The Condensed Consolidated Balance Sheet at October 31, 2018, was derived from the audited consolidated financial statements at that date, but does not include all of the information and footnotes required by U.S. generally accepted accounting principles for complete financial statements.